XL Capital Ltd

XL House

One Bermudiana Road

P. O. Box HM 2245

Hamilton HM JX

Bermuda

Phone: (441) 292-8515

Fax: (441) 292-5280

Press Release

IMMEDIATE

Contact:	David Radulski (441) 294-7460	Carol A. Parker Trott (441) 294-7290	Investor Relations	Media Relations

XL CAPITAL LTD ANNOUNCES RETIREMENT OF CLIVE TOBIN AS CHIEF EXECUTIVE OF INSURANCE OPERATIONS
AND PROMOTION OF DAVID DUCLOS TO THE POSITION

HAMILTON, BERMUDA (January 7, 2008) – XL Capital Ltd (NYSE: XL) (“XL” or the “Company”) announced today that Clive R. Tobin will retire effective April 1, 2008 from the role of Chief Executive of the Company’s Insurance Operations, and will concentrate on assisting XL with strategic opportunities in emerging markets. David B. Duclos, currently Chief Operating Officer of XL’s Insurance Operations, will succeed Mr. Tobin as Chief Executive.

Commenting on the management changes Brian M. O’Hara, President, CEO and Acting Chairman of XL stated: “Clive Tobin joined us in 1995 and has been an outstanding leader of our insurance segment since his appointment to that role almost four years ago. During a period of transformational growth, he drove the integration of our businesses and acquisitions that led us to our position as a major global insurer. As the Insurance segment now embarks upon the next stage of its strategic development, he has determined that this is an appropriate time to transition the leadership.”

Mr. Tobin will continue with XL and become Vice Chairman of XL Insurance (Bermuda) Ltd., initially working with Dave Duclos on the continued development of the Company’s joint venture in Brazil, which he spearheaded in 2006.

Mr. O’Hara added: “Clive is very familiar with this emerging market and the industry changes now taking place within Brazil, and we welcome his assistance with this initiative as well as support during the transition process.”

Henry Keeling, XL’s Chief Operating Officer, commented: “Dave Duclos is a strong insurance professional and has played a key part in the development of our insurance franchise since joining us four years ago. His familiarity with the markets we compete in globally, our staff and service capabilities, our product portfolio and our plans for the future make him a natural for the segment CEO role. We are fortunate to have such a capable and ready successor, and I believe he will do an outstanding job at executing on our insurance segment growth plans.”

Mr. Duclos has 28 years of experience in the insurance industry, joining XL in October 2003. Prior to joining XL he worked for over three years at Kemper Insurance Company in various senior level positions, after spending 21 years at CIGNA Corporation, which included a variety of regional and national management roles in the field and home office.

XL Capital Ltd, through its operating subsidiaries, is a leading provider of global insurance and reinsurance coverages to industrial, commercial and professional service firms, insurance companies and other enterprises on a worldwide basis. More information about XL Capital Ltd is available at www.xlcapital.com.